EXHIBIT 10.4

Hawk Associates, Inc.
227 Atlantic Blvd
Key Largo, FL 33037
Tel: (305) 852-2383
Fax: (305) 852-2378

Frank N. Hawkins. Jr. Chief Executive Officer
Julie W. Marshall, President
Info@ hawkassociates.com

AGREEMENT made as of August 1, 2005 (the “Effective Date”) between Hawk Associates. Inc., a Florida investor relations firm having its place of business at 227 Atlantic Blvd, Key Largo, FL 33037 (hereinafter referred to as “Hawk”) and IQ Micro with an address at 500 Australian Avenue South, Suite, 700, West Palm Beach, FL 33401 (herein after referred to as the “Company”).

WITNESSETH:

WHEREAS, Hawk is engaged in the business of providing company identity, investor relations, financial media relations arid other appropriate consulting and advisory services; and

WHEREAS, the Company is desirous of entering into an agreement utilizing Hawk services and expertise; and

WHEREAS, the Company desires to accept such a relationship upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

1. The Company desires to retain the services of Hawk as an independent contractor to provide company identity, investor relations consulting and advisory services in numerous areas and Hawk desires to accept such engagement by Company, pursuant to the terms and conditions of this Agreement. These areas include providing the following services, but are not limited to:

•	Development of a complete identity package that will include a company logo, stationery, business cards and other appropriate materials.
•	Development of an Investor/Media Relations Wall Street Branding Strategy.
•	Regular exposure on a Hawk investor-oriented website. Company has the unrestricted rights to link to the Hawk websites from its website.
•	Creation and Regular Updating of Investment Profiles.
•	Hawk Associates Website Virtual Investor Kit/Virtual Media Kit.
•	Email Alerts

Initials: /s/ RR _____

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•	Drafting and Management of Press Releases
•	Road Shows/Investor Meetings
•	PowerPoint Investor Presentation
•	Quarterly Conference Calls (as appropriate)
•	Crisis Management Consulting (as appropriate)
•	Development and Maintenance of Investor/Media Email and Contact Database
•	Annual Reports/Quarterly Reports to Shareholders (as appropriate)
•	Expanded Company Backgrounder or Fact Sheets
•	Mailings to Targeted Members of the Investment Community and Media (as appropriate)
•	Handling of Investor information Queries

2. In consideration for such services, Company will provide the following compensation to Hawk:

A.
Hawk will be granted five-year warrants on 250,000 shares of the Company’s common stock that will he priced at the closing price of the first full day of trading of IQ Micro with full piggy back rights to be registered with the company’s next registration statement after August 1, 2005. The warrants will expire at midnight July 31, 2010.

B.
Hawk will be paid a retainer fee of $7,000 per month. In addition, Hawk will be reimbursed for normal out of pocket operating expenses such as phones, faxes, Fedexes, routine printing and routine postage incurred by Hawk on behalf of Company. These expenses will be invoiced at a rate of $400 per month. These cash payments will begin with an initial payment of $14,800 representing the first two months of the retainer covering August 2005 through September 2005 and basic expenses for that period. The next invoice will be issued on October 1, 2005. All subsequent billings will be one month in advance with travel expenses and other non-routine expenses billed in arrears. Invoices will be paid in full within 15 days.

C.	Hawk will be paid a one-time payment of $4,000 for the creation of an identity package that will include a company logo and designs for stationary, business cards, etc.

D.
Company shall reimburse Hawk and its representatives for such reasonable out-of-pocket expenses as Hawk may incur in connection with the rendition of the services. Such items shall include, but not be limited to, all travel related expenses for Hawk to visit the Company facilities as well as business and entertainment expenses incurred with financial analysts, fund managers, brokers, potential investors, members of the media and/or financing candidates.

E.
Third party vendor expenses such as design fees, printing costs and related materials, database acquisitions, PR Newswire fees, conference calls and special promotions will be billed directly to Company by the vendors. Hawk will not benefit financially from a markup of these services.

Initials: /s/ RR _____

Hawk Associates Consulting Agreement	Page 3 of 4

3. The initial term (“Term”) of this Agreement shall be for a period of six months commencing on the Effective Date hereof and ending on January 31, 2006. Effective January 31, 2006, this contract will automatically renew for a period of 30 days every successive 30 days. After December 31, 2005, either party will have the right to terminate this agreement with 30 days notice.

4. All proprietary information furnished to Hawk by Company shall be deemed to be confidential and shall be kept in strict confidence under appropriate safeguards. Company agrees that the Hawk website and profiles are protected by applicable copyright laws and will not be copied or otherwise used by Company without the written permission of Hawk.

5. This consulting agreement, acceptable to both parties and representing the full and final execution of this document, contains the full agreement of the parties hereto concerning the subject matter hereof and shall not be modified, altered, changed or terminated except pursuant to a writing signed by all of the parties.

6. This agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties below.

7. The validity of this agreement shall be determined in accordance with the internal laws of the State of Florida.

8. Any and all notices, requests, demands or other communications hereunder shall be in writing, and deemed given and received if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to each of the parties hereto at the addresses hereinabove first written or such other addresses as may from time to time be designated by any of them in writing.

Initials: /s/ RR _____

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IN WITNESS WHEREOF, the Company and Hawk have executed and delivered this agreement as of the day ear first above written.

By:	/s/ Frank N. Hawkins
Frank N. Hawkins, Jr.
CEO Hawk Associates, Inc.

Dated: Aug 11/05

THE UNDERSIGNED HAVE READ
AND HEREBY CONSENT AND AGREE
TO THE TERMS OF THE FOREGOING
AGREEMENT.

By:	/s/ Robert Rudman
Robert Rudman
Chief Financial Officer
IQ Micro Corp.

cc: Julie W. Marshall, President, Hawk Associates, Inc.

Initials: /s/ RR _____